Exhibit 1.2

ALTRIA GROUP, INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

April 29, 2013

ALTRIA GROUP, INC.

PHILIP MORRIS USA INC.

6601 West Broad Street

Richmond, Virginia 23230

Attention:	Salvatore Mancuso
Vice President and Treasurer, Finance & Strategy

Dear Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule A hereto and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of November 4, 2008 in connection with Altria Group, Inc.’s and Philip Morris USA Inc.’s registration statement on Form S-3 (No. 333-177580) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities (“Securities”) on the following terms:

Debt Securities

Title:

2.950% Notes due 2023 (the “2023 Notes”) and 4.500% Notes due 2043 (the “2043 Notes” and, together with the 2023 Notes, the “Notes”).

Principal Amount:

In the case of the 2023 Notes, $350,000,000.

In the case of the 2043 Notes, $650,000,000.

Interest Rate:

In the case of the 2023 Notes, 2.950% per annum from May 2, 2013, payable semiannually in arrears on May 2 and November 2, commencing November 2, 2013, to holders of record on the preceding April 17 or October 18, as the case may be.

In the case of the 2043 Notes, 4.500% per annum from May 2, 2013, payable semiannually in arrears on May 2 and November 2, commencing November 2, 2013, to holders of record on the preceding April 17 or October 18, as the case may be.

Maturity:

In the case of the 2023 Notes, May 2, 2023.

In the case of the 2043 Notes, May 2, 2043.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of $2,000 and $1,000 integral multiples thereof.

Change of Control:

Upon the occurrence of both (i) a change of control of the Company and (ii) the Notes ceasing to be rated investment grade by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes of each series at a price equal to 101% of the aggregate principal amount of the Notes of such series, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth under the caption “Description of Notes—Repurchase Upon Change of Control Triggering Event” in the prospectus supplement.

Conversion Provisions:

None.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the prospectus supplement.

Option to Elect Repayment:

None.

Sinking Fund:

None.

Guarantor:

Philip Morris USA Inc.

In addition to the Events of Default set forth in the Indenture, dated as of November 4, 2008 (the “Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as and to the extent set forth under the caption “Description of Notes—Subsidiary Guarantee” in the prospectus supplement, each of the following will constitute an Event of Default (within the meaning of the Indenture) with respect to the Notes: (i) the Guarantor or a court takes certain actions relating to bankruptcy, insolvency or reorganization of the Guarantor and (ii) the Guarantor’s guarantee with respect to the Notes is determined to be unenforceable or invalid or for any reason ceases to be in full force and effect as permitted by the Indenture of the Guarantee Agreement, or the Guarantor repudiates its obligations under such guarantee.

Listing:

None.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the prospectus supplement.

Purchase Price:

In the case of the 2023 Notes, 99.195% of the principal amount, plus accrued interest, if any, from May 2, 2013.

In the case of the 2043 Notes, 98.522% of the principal amount, plus accrued interest, if any, from May 2, 2013.

Expected Reoffering Price:

In the case of the 2023 Notes, 99.845% of the principal amount, plus accrued interest, if any, from May 2, 2013.

In the case of the 2043 Notes, 99.397% of the principal amount, plus accrued interest, if any, from May 2, 2013.

Names and Addresses of Representatives of the Several Underwriters:

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

The respective principal amounts of the Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1.        For purposes of the Underwriting Agreement, the “Applicable Time” is 3:36 P.M. New York City time, on the date of this Terms Agreement.

2.        For purposes of Section 5(d)(xi) of the Underwriting Agreement, the descriptions of contracts and other documents referred to in such counsel’s opinion shall include, but not be limited to, the information appearing under the captions “The Company,” “Description of Debt Securities,” “Description of Guarantees of Debt Securities,” “Description of Notes,” and “Underwriting” in the prospectus supplement.

3.        For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company and Philip Morris USA Inc. by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the fifth, sixth, seventh, ninth and twelfth paragraphs under the caption “Underwriting” in the prospectus supplement.

The Closing will take place at 9:00 A.M., New York City time, on May 2, 2013, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

The Securities will be made available for checking and packaging at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/S/ PAMELA KENDALL
Name:	Pamela Kendall
Title:	Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/S/ HELENA WILLNER
Name:	Helena Willner
Title:	Director

HSBC SECURITIES (USA) INC.

By:	/S/ ELSA WANG
Name:	Elsa Y. Wang
Title:	Vice President

WELLS FARGO SECURITIES, LLC

By:	/S/ CAROLYN HURLEY
Name:	Carolyn Hurley
Title:	Director

Acting as Representatives of the several Underwriters

Accepted:

ALTRIA GROUP, INC.

By:	/S/ SALVATORE MANCUSO

Name: Salvatore Mancuso
Title: Vice President and Treasurer, Finance & Strategy

PHILIP MORRIS USA INC.

By:	/S/ WILLIAM F. GIFFORD, JR.

Name: William F. Gifford, Jr.
Title: President and Chief Executive Officer

By:	/S/ DANIEL J. BRYANT
Name: Daniel J. Bryant
Title: Treasurer

Signature Page to Terms Agreement

SCHEDULE A

DEBT SECURITIES

Underwriter	Principal Amount of 2.950% Notes due 2023	Principal Amount of 4.500% Notes due 2043

Barclays Capital Inc.	$55,125,000	$102,375,000
Credit Suisse Securities (USA) LLC	55,125,000	102,375,000
HSBC Securities (USA) Inc.	55,125,000	102,375,000
Wells Fargo Securities, LLC	55,125,000	102,375,000
Citigroup Global Markets Inc.	14,000,000	26,000,000
Deutsche Bank Securities Inc.	14,000,000	26,000,000
Goldman, Sachs & Co.	14,000,000	26,000,000
J.P. Morgan Securities LLC	14,000,000	26,000,000
Morgan Stanley & Co. LLC	14,000,000	26,000,000
RBS Securities Inc.	14,000,000	26,000,000
Santander Investment Securities Inc.	14,000,000	26,000,000
Scotia Capital (USA) Inc.	14,000,000	26,000,000
U.S. Bancorp Investments, Inc.	14,000,000	26,000,000
Samuel A. Ramirez & Company, Inc.	1,750,000	3,250,000
The Williams Capital Group, L.P.	1,750,000	3,250,000

Total	$350,000,000	$650,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: None

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: Final Term Sheet, attached as Schedule C hereto

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-177580

April 29, 2013

FINAL TERM SHEET

Dated April 29, 2013

2.950% Notes due 2023

4.500% Notes due 2043

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2023 Notes: $350,000,000 2043 Notes: $650,000,000

Maturity Date:	2023 Notes: May 2, 2023 2043 Notes: May 2, 2043

Coupon:	2023 Notes: 2.950% 2043 Notes: 4.500%

Interest Payment Dates:	2023 Notes: Semi-annually on each May 2 and November 2, commencing November 2, 2013 2043 Notes: Semi-annually on each May 2 and November 2, commencing November 2, 2013

Price to Public:	2023 Notes: 99.845% of principal amount 2043 Notes: 99.397% of principal amount

Benchmark Treasury:	2023 Notes: 2.000% due February 15, 2023 2043 Notes: 2.750% due November 15, 2042

Benchmark Treasury Yield:	2023 Notes: 1.668% 2043 Notes: 2.887%

Spread to Benchmark Treasury:	2023 Notes: 130 bps 2043 Notes: 165 bps

Yield:	2023 Notes: 2.968% 2043 Notes: 4.537%

Settlement Date (T+3):	May 2, 2013

CUSIP / ISIN:	2023 Notes: CUSIP Number: 02209S AP8 ISIN Number: US02209SAP83 2043 Notes: CUSIP Number: 02209S AQ6 ISIN Number: US02209SAQ66

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, HSBC Securities (USA) Inc. toll free at 1-866-811-8049 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.